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                                                                      Exhibit 11

                            HEAFNER TIRE GROUP, INC.
                        Computation of Earnings Per Share
                                   (Unaudited)

                                                                                  Quarter Ended
                                                                        ---------------------------------
                                                                        March 31, 2001      April 1, 2000
                                                                        --------------      -------------

Average shares outstanding during the period                                5,271,917           5,286,917
Incremental shares under stock options and warrants computed under the treasury stock method using the average market
    price of issuer's stock during the period                                      --                  --
                                                                         ------------        ------------

      Total shares for diluted EPS                                          5,271,917           5,286,917
                                                                         ============        ============

Income applicable to common shareholders:
    Loss from continuing operations                                        (7,870,000)         (1,464,000)
                                                                         ============        ============

    Loss from discontinued operations                                        (769,000)         (1,447,000)
                                                                         ============        ============

    Net loss                                                             $ (8,639,000)       $ (2,911,000)
                                                                         ============        ============

Net loss per basic common share:
    Loss from continuing operations                                             (1.49)              (0.28)

    Income (loss) from discontinued operations                                  (0.15)              (0.27)

    Net loss                                                             $      (1.64)       $      (0.55)
                                                                         ============        ============

Net loss per diluted share:
    Loss from continuing operations                                             (1.49)              (0.28)

    Loss from discontinued operations                                           (0.15)              (0.27)

    Net loss                                                             $      (1.64)       $      (0.55)
                                                                         ============        ============